Exhibit 99.1

THOMAS H. LEE PARTNERS AND FIDELITY NATIONAL FINANCIAL
COMPLETE ACQUISITION OF CERIDIAN

MINNEAPOLIS/BOSTON/JACKSONVILLE – NOVEMBER 9, 2007 – Ceridian Corporation (NYSE: CEN), Thomas H. Lee Partners, L.P. (“THL Partners”) and Fidelity National Financial, Inc. (NYSE: FNF) today announced that THL Partners and FNF have completed the acquisition of Ceridian for approximately $5.3 billion.

“For us, and for our customers, this is a very positive change. THL Partners and FNF are reputable organizations that acquired Ceridian because they believe in our management team, in our employees and in the strengths of our business,” said Kathryn V. Marinello, President and Chief Executive Officer of Ceridian.

Under the terms of the merger agreement, Ceridian stockholders are entitled to receive $36.00 in cash, without interest, for each share of Ceridian common stock that they hold. Ceridian common stock ceased trading on the NYSE before commencement of trading on November 9, 2007 and will be delisted from the NYSE.

Letters of transmittal allowing Ceridian stockholders of record to deliver their shares to the paying agent in exchange for payment of the merger consideration will be distributed promptly after the closing. Stockholders of record should be in receipt of the letter of transmittal before surrendering their shares.

About Ceridian
Ceridian Corp. (NYSE: CEN) is a business services company that helps its customers maximize the power of their people, lower their costs and focus on what they do best. The company's suite of innovative managed human resource solutions includes payroll and compensation, employee benefits administration, staffing, compliance, HR administration and Employee Assistance Programs (EAP), work-life and health and productivity solutions. Ceridian serves businesses and employees in the United States, Canada and Europe. For more information about the human resource outsourcing company's comprehensive array of solutions, visit www.ceridian.com or call (800) 729-7655. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States. For more information about the human resource outsourcing company's comprehensive array of solutions, visit www.ceridian.com or call (800) 729-7655.

About Thomas H. Lee Partners, L.P. (“THL Partners”)
THL Partners is one of the oldest and most successful private equity investment firms in the United States. Since its founding in 1974, THL Partners has become the preeminent growth buyout firm, investing approximately $12 billion of equity capital in more than 100 businesses with an aggregate purchase price of more than $125 billion, completing over 200 add-on acquisitions for portfolio companies, and generating superior returns for its investors and partners. The firm currently manages approximately $22 billion of committed capital. Notable transactions sponsored by the firm include Univision, The Nielsen Company, West Corporation, Fidelity National Information Services, Sedgwick CMS, Dunkin Brands, Fisher Scientific, Experian, Snapple Beverage and ProSiebenSat1 Media.

About Fidelity National Financial, Inc. (“FNF”)
FNF (www.fnf.com), is a leading provider of title insurance, specialty insurance and claims management services. FNF is one of the nation's largest title insurance companies through its title insurance underwriters - Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title - that issue approximately 29 percent of all title insurance policies in the United States. FNF also provides flood insurance, personal lines insurance and home warranty insurance through its specialty insurance business. FNF also is a leading provider of outsourced claims management services to large corporate and public sector entities through its minority-owned subsidiary, Sedgwick CMS. More information about FNF can be found at www.fnf.com.

CONTACTS:

Pete Stoddart, Director of Public Relations
952-853-4278

Craig Manson, Vice President of Investor Relations
952-853-6022

Eric Brielmann / Tim Lynch
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

Thomas H. Lee Partners, L.P.
Matt Benson / Robin Weinberg
Sard Verbinnen & Co.
415-618-8750 / 212-687-8080

Fidelity National Financial, Inc.
Daniel Kennedy Murphy
904-854-8120